UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

Veridigm, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30536	22-3530573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17383 Sunset Boulevard, Suite B-280 Pacific Palisades, CA	90272
(Address)	(Zip Code)

Registrant's telephone number, including area code: (310) 566-4765

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 2.01 – Completion of Acquisitions or Dispositions of Assets.

On December 19, 2007, Veridigm, Inc. announced in a Press Release, attached hereto as exhibit 99.1, that the company has decided not to proceed with a name change to Magnus Entertainment Group, not proceed with a change of jurisdiction to Nevada, and not to proceed with the Definitive Agreement announced on March 19th, 2007 with Dimensions Inc.

In addition, any relationship with Cannes Games (a master licensing agreement which was announced in September 2007) or with MKW Consulting has been terminated and/or was not consummated.

Item 3.02 – Unregistered Sales of Securities

In March of 2007, the Company announced $4,500,000 (USD) in financing at $0.15 cents per share. This financing was not consummated.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company hereby ratifies Ms. Alise Mills, Chief Executive Officer & Chairman, and Mr. Rowland Mosser, Secretary and Director for Veridigm. Ms. Mills will continue to represent Veridigm in a communications and legislative affairs capacity. In addition to his current roles, Mr. Rowland Mosser will continue to act as Executive Vice-President of Corporate Affairs for the Company.

Mr. Jeff Eng, former President of Veridigm, resigned from his position on the Board of Directors in June 2007.

In 2007, Alise Mills was appointed Chief Executive Officer of Veridigm Inc. Prior to accepting the position of CEO, Ms. Mills held the position of Senior Vice-President, Corporate Communications and Public Affairs of Veridigm. As CEO Ms. Mills directs the development and vision for the Company’s business operations.

Previous to her role with Veridigm Inc., Alise Mills was the Founding Partner of AGM Consulting, a fully integrated communications and public affairs firm established in Vancouver, British Columbia in 1997 with satellite offices in Calgary, Ottawa and Montreal.

Ms. Mills’ background also includes working in several media and communications positions.  In 2005, Ms. Mills was the host of “Hot Topic”, a weekly cable TV show that focused on local political issues in and around Vancouver.  Mills was also the host of “The Living Show”, a weekly entertainment and lifestyle TV show situated in Vancouver BC and Los Angeles USA.

Ms. Mills has been involved politically for over 15 years and has held senior level political positions in Canada, advised leadership campaigns and acted as a media spokesperson for national campaigns.  Ms. Mills has served her community as a volunteer with the Maple Leaf Dinner Committee and has worked on behalf of the SPCA and Backcountry Safety Week where she served as Co-Chair for both associations fundraising committees.  Ms. Mills presently volunteers her time with the local school system acting as a liaison between parents and teachers and community level poverty groups.

In 2007, Mr. Mosser was appointed as Corporate Secretary and Director of Veridigm Inc.  He has more than thirty years of diverse and successful senior management experience in a variety of public and private settings.

Mr. Mosser currently, and for the last five years, serves and is involved in the restructuring and reorganization of two non-profit boards. North Coast Opportunities (NCO) which has a multi-million dollar budget and manages 15 programs involved community development and rural child care. He is also the Treasurer of Rural Communities Housing Development Corporation (RCHDC) which owns or manages more than 1200 family or senior apartment units in four Northern California counties with another almost one hundred million dollars of projects in some phase of development.  Mr. Mosser is currently working with some investors to build a resort 100 unit resort hotel and restaurant on Clear Lake in Lake County in Northern California.

Mr. Mosser is a skilled negotiator and was a former Director of the San Diego Board of Realtors. Additionally, he possesses extensive background in program planning and implementation, particularly where product or service sales, marketing, operations and corporate financing are major components.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1

December 19, 2007 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 19, 2007

Veridigm, Inc.

/s/  Alise Mills

_______________________________

Alise Mills

Chief Executive Officer

Chairman of the Board